Exhibit 99.1

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August 22, 2018

PG&E Announces Interim Organization Structure While Conducting COO Search

San Francisco, Calif.— PG&E Corporation (NYSE: PCG) today announced an interim organization structure as it conducts a national search and review of internal candidates to succeed the president and chief operating officer of its utility, Pacific Gas and Electric Company.

Pacific Gas and Electric Company President and COO Nick Stavropoulos, 60, previously announced his retirement, which will be effective at the end of September.

“We will take the time necessary to identify the best leadership for the years ahead as part of our overall succession process,” said Geisha Williams, Chief Executive Officer and President of the parent company, PG&E Corporation. “We have a deep bench and a flexible leadership team that works together effectively, so I am confident we will continue to make substantial progress on our critical initiatives.”

Under the interim structure, which is effective Sept. 1, Pat Hogan, Senior Vice President of Electric Operations, will remain focused on his existing duties. Jesus Soto, Senior Vice President of Gas Operations, will add responsibility for cyber- and physical security and supply chain to his existing responsibilities.

Steve Malnight, currently Senior Vice President, Strategy and Policy, will assume a new role as Senior Vice President, Energy Supply and Policy, of Pacific Gas and Electric Company. In this role, he will add responsibility for generation, customer care, real estate and IT to his existing responsibilities.

Karen Austin, Senior Vice President and Chief Information Officer, has announced her intention to retire, effective Nov. 1. Kathy Kay, currently Vice President of Business Technology, has been named as Senior Vice President and CIO. Before joining PG&E in 2015, Kay was Enterprise Chief Technology Officer at SunTrust Bank. She held earlier leadership roles with Comerica Bank and General Motors. Kay holds a bachelor's degree in computer science from Wayne State University and a master's degree of engineering in management of technology from Rensselaer Polytechnic Institute. She will report to Laurie Giammona, Senior Vice President and Chief Customer Officer. Giammona will report to Malnight under the interim structure.

“Karen has been a passionate advocate for the role of technology in our business. As CIO, she drove critical investments in technology supporting safety in our lines of business while spurring innovation and speed of delivery. We wish her the very best in retirement and we congratulate Kathy on her well-deserved promotion,” Williams said.

Responsibilities are unchanged for the remaining senior officer team.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. For more information, visit http://www.pgecorp.com.